EXHIBIT 4.1 FORM OF OPTION AGREEMENT

WINMAX TRADING GROUP, INC.
530 South Federal Highway, Suite 150,
Deerfield Beach, FL 33441

                                                           Date: ______________

Dear _____________________ :

     The Board of Directors of WINMAX TRADING GROUP, INC. ( the "Corporation")
is pleased to award you an Option pursuant to the provisions of the WINMAX
TRADING GROUP, INC 2001 Common Stock Option Plan (the "Plan"). This letter will describe the Option granted to you. Attached to this letter is a copy of the
Plan. The terms of the Plan also set forth provisions governing the Option granted to you. Therefore, in addition to reading this letter you should also read the Plan. Your signature on this letter is an acknowledgment to us that you have read and understand the Plan and that you agree to abide by its terms. All terms not defined in this letter shall have the same meaning as in the Plan.

     1. Type of Option.  You are granted NON QUALIFIED STOCK OPTIONS.

     2. Rights and Privileges.

        (a) Subject to the conditions hereinafter set forth, we grant you the right to purchase  __________  shares of Common Stock at $.40 per share. The right to purchase the shares of Common Stock accrues in __________  installments over the time periods described below:

     The right to acquire __________ shares accrues on __________.

     The right to acquire __________ shares accrues on __________.

     3. Time of Exercise.  The Option may be exercised at any time and from time to time beginning when the right to purchase the shares of Common Stock accrues and ending when they terminate as provided in Section 5 of this letter.

     4. Method of Exercise.  The Options shall be exercised by written notice to the Chairman of the Board of Directors at the Corporation's principal place of business. The notice shall set forth the number of shares of Common Stock to be acquired and shall contain a check payable to the Corporation in full payment for the Common Stock or that number of already owned shares of Common Stock equal in value to the total Exercise Price of the Option. We shall make delivery of the shares of Common Stock subject to the conditions described in Section 13 of the Plan.

     5. Termination of Option.  To the extent not exercised, the Option shall terminate upon the first to occur of the following dates:

        (a)Five years from the date of grant; or

        (b) On the date your employment  terminates with the Corporation and any of its subsidiaries included in the Plan for any reason, other than by reason of death or permanent disability. As used herein, "permanent disability" means your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months; or

     6. Securities Laws. The Option and the shares of Common Stock underlying the Option have not been registered under the Securities Act of 1933, as amended
(the "Act"). The Corporation has no obligations to ever register the Option or the shares of Common Stock underlying the Option. All shares of Common Stock acquired upon the exercise of the Option shall be "restricted securities" as that term is defined in Rule 144 promulgated under the Act. The certificate representing the shares shall bear an appropriate legend restricting their transfer. Such shares cannot be sold, transferred, assigned or otherwise hypothecated without registration under the Act or unless a valid exemption from registration is then available under applicable federal and state securities laws and the Corporation has been furnished with an opinion of counsel satisfactory in form and substance to the Corporation that such registration is not required.

     7. Binding Effect. The rights and obligations described in this letter shall inure to the benefit of and be binding upon both of us, and our respective heirs, personal representatives, successors and assigns.

     8. Date of Grant. The Option shall be treated as having been granted to you on the date of this letter even though you may sign it at a later date.

                                             Very truly yours,

                                             By: _______________________________
                                                 GERALD SKLAR

AGREED AND ACCEPTED:

___________________________                  Date: ________________________